USAIR BECOMES US AIRWAYS


        ARLINGTON, Va., February 26 -- USAir officially becomes US Airways tomorrow.

        At 12:01 a.m. February 27, reservations agents, gate agents, flight crews and others will begin using the new name throughout the US Airways system. Three aircraft, two Boeing 737s and a Boeing 757, already have been painted in the deep blue and medium gray livery of US Airways and carry the airline's new symbol, a stylized version of the American flag.

        Over the coming months, everything from aircraft interiors to airport facilities to ticket jackets and coffee cups will be changed to reflect the new livery.

        "Our new look is crisp and professional and reflects our commitment to be an airline of substance, style and international reach -- in short, the carrier of choice," said US Airways Chairman and CEO Stephen M. Wolf.

        "These changes go much deeper than a new name and paint scheme. We have made much tangible progress over the past year in our operations, in developing an expanded route structure and in improving financial performance. In the latest Department of Transportation industry survey, US Airways ranked number one in on-time arrivals in the 4th quarter of 1996, up from number seven just one year ago. Our new identity reflects these strides as well as our aspirations."

        It will take about three years to convert exteriors of the entire fleet to the new livery, about two years to complete the interiors and about six months to change airports and ticket offices. Other items, such as coffee cups and stationary, will be replaced as existing inventory is used over the next six months.

        Included in the aircraft interior upgrades are new seats, seat coverings, carpeting and sidewalls and overhead bins, bringing US Airways a fresh, uniform look throughout its fleet, inside and out.

        Beyond the items bearing the new US Airways signature, other key elements of the new identity program include:

o An enhanced frequent traveler program, called Dividend Miles. In it, a new top tier, called Chairman's Preferred, rewards customers who fly more than 100,000 US Airways miles annually. They will receive free US Airways Club memberships, upgrades and special reservations and airport services.

o The introduction of Envoy Class on transatlantic flights this summer. This new business class service will feature sleeper-type seats with an industry leading 56 inches between seat rows and in-arm video units. Meals will be comparable to first class service. A special lounge for Envoy Class customers has been opened at Philadelphia International Airport.

o Expanded First Class cabins for the entire domestic fleet with nearly 30 percent more seats -- to 24 seats for the Boeing 757 and 12 seats for aircraft smaller than the 757.

o GTE telephones are being installed on every aircraft in the fleet.

o       A new onboard magazine called Attache will debut in mid-summer.

o A new US Airways web site will be on-line on Feb. 27 at http://www.usairways.com.


WHAT IS CHANGING?

o US Airways becomes the official name of the airline as of February 27, 1997. USAir Express will become US Airways Express and USAir Shuttle will become US Airways Shuttle. The corporate name will be US Airways Group, Inc. (When referring to the company in text, the proper presentation is US Airways. A mark between the U and the S appears only with the full signature, including the stylized flag and logo type face.)

o The symbol of the airline will be a stylized version of the nation's flag, representing both the highest of goals and the intent to be national and international in scope.

o US Airways aircraft will be repainted deep blue and medium gray with red and white accents and will carry the stylized flag symbol in gray on the tail. The entire fleet will carry the new colors within three years. New livery is being developed for US Airways Express and US Airways Shuttle.

o Airport interiors, counters and lounges will be redesigned to reflect the new livery. Changes are scheduled to be completed in about six months.

o Ticket jackets, on-board service items such as napkins and cups, stationary and similar items will be replaced as existing stock is used. Most of these changes should occur within six months.

o Aircraft interiors, including seat covers, carpeting, sidewalls, ceilings, luggage bins and galleys will be replaced and upgraded where necessary in all aircraft to achieve consistency throughout the fleet. This part of the project will take approximately two years to complete.

o Envoy Class will become the new international business class service this summer. It will feature new sleeper-type seats with in-arm videos, space between rows increased to an industry-leading 56 inches and enhanced meal service.

o First Class cabins on domestic flights will be expanded throughout the fleet, with nearly 30 percent more seats. Boeing 757s already have 24 First Class seats and smaller aircraft will have 12 First Class seats. This part of the project is scheduled to be completed by early 1998.

o Dividend Miles is the new name of the US Airways frequent traveler program. A new premier level -- Chairman's Preferred -- has been added for customers who fly more than 100,000 miles per year on US Airways. These customers will receive free member-ships to US Airways Clubs, upgrades and special reservations and airport service. Other categories of membership -- Dividend Miles, Dividend Preferred and Dividend Preferred Plus -- will continue to receive the same benefits as under the corresponding levels in the earlier program.

o GTE telephones are being installed in every aircraft. This part of the project is scheduled to be completed by the end of this year.

o Attache becomes the name of US Airways' new on-board magazine this summer.

o US Airways' internet site can be reached at http://www.usairways.com.